Exhibit 10.41
KENNAMETAL INC.

NONSTATUTORY STOCK OPTION AWARD

Grant Date: ______________
Kennametal Inc. (the “Company”) hereby grants to «name» (the “Optionee”), as of the Grant Date listed above, this Nonstatutory Stock Option Award (the “Option”) to purchase «number of stock options» shares of the Company’s Capital Stock, par value $1.25 per share (the “Shares”), at the price of $XX.XX per Share, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013 (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.
1.The Option must be exercised within ten (10) years from the Grant Date and only at the times and for the number of Shares as follows: (a) prior to the first anniversary of the Grant Date, the Option is not exercisable as to any Shares; (b) on the first anniversary of the Grant Date, one-fourth (1/4) of the Shares under the Option will vest and become exercisable; (c) on the second anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the Option will vest and become exercisable; (d) on the third anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the Option will vest and become exercisable; and (e) on the fourth anniversary of the Grant Date, the remaining one-fourth (1/4) of the Shares under the Option will vest and become exercisable.
2.    This Option is intended to be exempt from coverage under Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) and the regulations promulgated thereunder, and the Company reserves the right to administer, amend or modify the Option or to take any other action necessary or desirable to enable the Option to be interpreted and construed accordingly. Notwithstanding the foregoing, the Optionee acknowledges and agrees that Section 409A may impose upon the Optionee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.
3.    Notwithstanding anything to the contrary in this Option or the Plan, in the event that this Option is not accepted by the Optionee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Option shall become null and void and all Shares subject to this Award shall be forfeited by the Optionee as of the Forfeiture Date. For acceptance to be valid, the Optionee must accept this Option in the manner specified by the Company. Any Shares underlying the Option that are forfeited by the Optionee shall be returned to the Plan and resume the status of shares available for grant.
4.    All other terms and conditions applicable to this Option are contained in the Plan. A copy of the Plan and related Prospectus is available on the Kennametal Infonet in the Shared Services - Human Resources Portal under the Total Rewards tab, as well as on your account page at www.Fidelity.com under Plan Information and Documents.

KENNAMETAL INC.

By:     Kevin G. Nowe
Title:     Vice President, Secretary and General Counsel

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